EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Contact:
Hanif Jamal	Kirsten Garvin
Chief Financial Officer	Director of Investor Relations
Tel: 760-931-5500	Tel: 760-476-3811
Email: investors@dothill.com	Email: kirsten.garvin@dothill.com
Dot Hill Systems Corp. Provides Preliminary Earnings for Third Quarter 2006
CARLSBAD, Calif.– October 30, 2006 – Dot Hill Systems Corp. (NASDAQ:HILL) announced today that it expects net revenue for the third quarter of 2006 to be in the range of $54 to $56 million. This compares to third quarter 2005 net revenue of $53.6 million and second quarter 2006 net revenue of $66.3 million. The company expects to report a net loss for the third quarter of 2006 in the range of $60 to $61 million, or $1.34 to $1.36 per fully diluted share, inclusive of a tax charge of approximately $53 million, or $1.18 per fully diluted share. Excluding this tax charge, the expected net loss for the third quarter of 2006 would have been in the range of $7 to $8 million, or $0.16 to $0.18 per fully diluted share. This compares to a third quarter 2005 net loss of $1.3 million or $0.07 per fully diluted share, and a second quarter 2006 net loss of $6.6 million, or $0.15 per fully diluted share. Please see the table included at the end of this release for a reconciliation of non-GAAP expected financial results to expected GAAP financial results. See also the paragraph “About Non-GAAP Financial Measures” below.
During the third quarter of 2006, the company expects to establish deferred tax valuation allowances and revise their effective tax rate for fiscal year 2006 resulting in a total tax charge of approximately $53 million. The company periodically evaluates the likelihood of the realization of its deferred tax assets and adjusts the carrying amount after considering many factors including recent cumulative earnings experience by taxing jurisdiction, expectations of future taxable income and the carry forward periods available to the company for tax reporting purposes and other relevant factors.
“The third quarter was challenging as we continue our transition and we have more work yet to be done,” said Dana Kammersgard, president and chief executive officer of Dot Hill. “However, I am pleased with the early success of our new 2730 RAID storage product. We ended up shipping over double the unit volume that we had projected for the quarter, and we are now shipping this product to over a dozen OEM customers. Initial margins for the 2730 have been low, due primarily to cost impacts of early product ramp efforts. We continue to vigorously pursue cost reduction and improved operating efficiencies. In addition, in the third quarter, we expect to report a significant reduction in engineering costs over the prior quarter and flat to lower expenses in sales, marketing and general and administrative costs. We also expect to report a healthy cash balance of approximately $108 million which is just $2 million below the previous quarter level.”

Dot Hill is still completing its third quarter 2006 review. The company has been reviewing supplier charges and assessing the realization of its deferred tax assets and effective tax rate for 2006 over the past several weeks. The company expects to finalize these reviews prior to announcing results for the quarter ending September 30, 2006. Dot Hill will report its final third quarter 2006 financial results and provide fourth quarter 2006 guidance on its quarterly earnings call which is scheduled to take place on November 8, 2006.
About Non-GAAP Financial Measures
This press release contains expected financial results that exclude the effects of a tax charge, and are not in accordance with U.S. generally accepted accounting principles (GAAP). The company believes that this non-GAAP financial measure provides meaningful supplemental information to both management and investors that is indicative of the company’s core operating results and facilitates comparison of operating results across reporting periods. The company used this non-GAAP measure when evaluating its financial results as well as for internal resource management, planning and forecasting purposes. This non-GAAP measure should not be viewed in isolation from or as a substitute for the company’s expected financial results in accordance with GAAP. For more information, please see the table included at the end of this release.
Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include statements regarding: Dot Hill’s net revenue and net loss for the third quarter of 2006; charges related to valuation allowances; Dot Hill’s cash and marketable securities held at the end of the third quarter of 2006; our revenues from and relationships with our OEM customers; expected product margins; Dot Hill’s near-term and long-term future; future revenue contributions and distributions across OEM customers; and future reductions in operating expenses. Among the risks that contribute to the uncertain nature of the forward-looking statements include: the risk that one or more of Dot Hill’s OEM or other customers may cancel or reduce orders, not order as forecasted or terminate their agreements with Dot Hill; the risk that one or more of Dot Hill’s suppliers or subcontractors may fail to perform or may terminate their agreements with Dot Hill; the ability of Dot Hill to complete deals with existing and new customers on favorable terms or at all; unforeseen technological, intellectual property or engineering issues; competition for direct sales from Dot Hill’s OEM customers; the timing of orders for products and shipments and its effect on revenue recognition; and changing customer preferences in the open systems computing market; as well as the additional risks set forth in the forms 8-K, 10-K and 10-Q most recently filed with the SEC by Dot Hill. All forward-looking statements contained in this press release speak only as of the date on which they were made. Dot Hill undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

DOT HILL SYSTEMS CORP. AND SUBSIDIARIES
RECONCILIATION TABLE OF NON-GAAP MEASURES
(In Millions, Except Per Share Amounts)
(Unaudited)

	Three Months
	Ended
	September 30,	Net (Loss) Range per Share		Weighted Average Shares
	2006	Diluted	Basic	Diluted	Basic
Preliminary Estimate Range of Net Loss	$(60) to (61)	$(1.34) to (1.36)	$(1.34) to (1.36)	44.880	44.880

Preliminary Estimate of income tax charge to record allowance on U.S. deferred tax assets	47	1.05	1.05	44.880	44.880

Preliminary Revision to effective tax rate for fiscal year 2006	6	0.13	0.13	44.880	44.880

Preliminary Estimate Range of Net Loss as adjusted	$(7) to (8)	$(0.16) to (0.18)	$(0.16) to (0.18)	44.880	44.880

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